Exhibit 99.1

[LETTERHEAD OF PONDELWILKINSON]

NEWS RELEASE	CONTACTS:
	Wayne Lipschitz	Angie Yang / Roger Pondel
	Chief Financial Officer	PondelWilkinson Inc.
	Grill Concepts, Inc.	(310) 279-5980
	(310) 820-5559, ext. 231	investor@pondel.com

GRILL CONCEPTS REPORTS INCREASED COMPARABLE SALES

FOR FOURTH QUARTER AND FULL YEAR

— Company Presenting at ICR XChange Conference January 16 —

LOS ANGELES – January 15, 2008 – Grill Concepts, Inc. (NASDAQ:GRIL), which operates The Grill on the Alley and Daily Grill-branded restaurants, today reported preliminary same-store sales increases for its fiscal fourth quarter and full year ended December 30, 2007.

Fiscal 2007 was a 52-week year, with 13 weeks in each quarter, while fiscal 2006 was a 53-week year, including an additional week in the fourth quarter.

Based on a 13-week comparison, consolidated preliminary same-store sales increased 0.2 percent for the fourth quarter of fiscal 2007. Grill Concepts’ fiscal 2007 fourth quarter was a 13-week period which included the Christmas day closure of nearly 80 percent of its company-owned restaurants. The comparable 13-week period of fiscal 2006 fourth quarter ended December 24, 2006 and, therefore, does not reflect the impact of Christmas day closures. Based on a 12-week comparison, consolidated preliminary same-store sales increased 1.9 percent over the fourth quarter of fiscal 2006, with The Grill on the Alley and Daily Grill restaurants posting comparable sales gains of 1.9 percent and 2.0 percent, respectively.

Based on a 52-week comparison, the company’s consolidated preliminary same-store sales increased 7.4 percent for fiscal 2007. The Grill on the Alley restaurants recorded 11.7 percent gains in comparables sales for the fiscal year, and the Daily Grill restaurants posted same-store sales increases of 4.7 percent.

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Grill Concepts, Inc.

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As previously announced, Chief Executive Officer Philip Gay and Chief Financial Officer Wayne Lipschitz will present a company overview at the ICR XChange Conference at the St. Regis Monarch Beach Resort & Spa in Dana Point, Calif., on Wednesday, January 16, 2008 at 3:30 p.m. PT.

The presentation will be available to all interested parties through a live webcast at the company’s Web site, www.dailygrill.com, under Grill Concepts / Corporate Information. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those unable to listen to the live webcast, the presentation will be archived on the same Web site for 30 days.

About Grill Concepts, Inc.

Grill Concepts owns, manages and licenses upscale casual and fine dining, full service restaurants under two core brand names: The Grill on the Alley and Daily Grill. The company operates 28 restaurants including five The Grill on the Alley-branded restaurants in Beverly Hills, Hollywood and San Jose, California; Chicago, Illinois; and Dallas, Texas, as well as 23 Daily Grill restaurants in California; the Washington, D.C. metropolitan region; Houston and Austin, Texas; Portland, Oregon; Memphis, Tennessee and Seattle, Washington.

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